Exhibit 99.1
Shore Bancshares, Inc.
18 E. Dover Street
Easton, Maryland 21601
Phone 410-822-1400

PRESS RELEASE

Shore Bancshares Reports Second Quarter Earnings

Easton, Maryland (07/24/2007)- Shore Bancshares, Inc. (NASDAQ - SHBI) reported second quarter earnings of $3.4 million or $0.40 per diluted share, compared to $3.8 million or $0.45 per diluted share for the second quarter of 2006. Net income for the six-month period ended June 30, 2007 was $6.8 million or $0.81 per diluted share, compared to $7.3 million or $0.87 per diluted share for the first half of 2006.

“Notwithstanding the intensity of competition and the duration of the current rate cycle, we believe the Company’s results of operations for the first half of 2007 were solid. Our key performance ratios, such as the net interest margin and returns on assets and equity, have held up relatively well and continue to compare favorably to community banking industry averages,” said W. Moorhead Vermilye, President and Chief Executive Officer. “During the first half of 2007, we saw the normalization of insurance contingency fees, which were approximately $283,000 lower than reported for the first half of 2006. We made a major investment in new leadership at Centreville National Bank by appointing Win Trice as that bank’s new CEO. Reserves were prudently increased in step with loan growth at our Delaware bank subsidiary and we continued to invest in its new Wal-Mart branch near Dover, Delaware, which has exceeded expectations in terms of growth in new accounts.”

“As we move into the second half of 2007, we remain focused on longer-term objectives, such as the diversification of fee income, superior asset quality, conservative balance sheet management and solidifying our leadership throughout the Delmarva peninsula,” added Vermilye.

The Company’s return on average assets for the second quarter of 2007 was 1.43%, compared to 1.75% for the same period last year. The return on average stockholders’ equity was 11.69% for the quarter ended June 30, 2007, compared to 14.57% for the same quarter last year.

The Company’s return on average assets for the six months ended June 30, 2007 was 1.43%, compared to 1.70% for the six months ended June 30, 2006. The return on average stockholders’ equity was 11.89% for the six months ended June 30, 2007, compared to 13.93% for the same period last year.

At June 30, 2007, total assets were $940.8 million, total deposits were $764.7 million, and total stockholders’ equity was $114.9 million. Loan growth of approximately $31 million since December 31, 2006 was funded primarily by a reduction in cash balances. Total assets declined $4.9 million as a result of a $9.5 million decline in deposits concentrated in interest-bearing checking, money market and savings balances. Certificates of deposit increased $7.3 million during the six-month period ended June 30, 2007.

Review of Financial Results for the Quarter
Net interest income for the second quarter of 2007 was $10.2 million, an increase of 3.4% over the $9.9 million earned during the same period last year. The Company’s net interest margin was 4.66% for the second quarter of 2007, compared to 5.00% for the second quarter of 2006. The market for deposits remained competitive throughout the second quarter of 2007, resulting in higher rates paid for interest-bearing deposits. The cost of funds increased 79 basis points from 2.15% to 2.94% for the quarter ended June 30, 2007 when compared to the same quarter in 2006. The competitive environment for deposits was the primary cause of the increase in the cost of funds.

The provision for credit losses for the three-month periods ended June 30, 2007 and 2006 was $413,000 and $240,000, respectively. Net charge-offs were $34,000 and $95,000 for the three months ended June 30, 2007 and 2006, respectively. The increase in the provision for the second quarter of 2007 when compared to the same period last year reflects the continued growth of the Company’s loan portfolio as well as the anticipated losses inherent in nonperforming loans. Management believes that the provision for credit losses and the resulting allowance are adequate at June 30, 2007.

Noninterest income for the second quarter of 2007 declined $58,000 when compared to the second quarter of 2006. Increases in income from trust operations and secondary market mortgage commissions were offset by a decline in insurance commissions when compared to the second quarter of 2006. The Company also realized nonrecurring gains on life insurance policies in 2006 relating to a deferred compensation plan.

Noninterest expense for the second quarter of 2007 increased $700,000 when compared to the second quarter of 2006. The increase is primarily attributable to the increased cost of operating two additional bank branches as well as the additional cost associated with segregating the CEO positions at Shore Bancshares and The Talbot Bank of Easton, Maryland, the Company’s largest subsidiary, and hiring a new CEO for The Talbot Bank in the third quarter of 2006. The Company also incurred additional operating expense in conjunction with the search to fill the CEO position at The Centreville National Bank, following the retirement of the previous CEO on December 31, 2006. A portion of the increase in salaries and benefits costs of $320,000, as well as the increases in occupancy and equipment expense of $114,000, increased data processing cost $72,000 and increases in other operating expense of $194,000 relate to the overall growth of the Company in comparison to a year ago

Review of Six-Month Financial Results
Net interest income for the first six months of 2007 increased 4.3% or $824,000 when compared to the first six months of 2006. The increase is the result of growth in the loan portfolio. The Company experienced an increase in the overall cost of funds from 2.06% at June 30, 2006 to 2.92% at June 30, 2007, resulting in a decline in the net interest margin from 4.90% for the six months ended June 30, 2006 to 4.56% for the six months ended June 30, 2007.

The provisions for credit losses for the six-month periods ended June 30, 2007 and 2006 were $655,000 and $551,000, respectively. Net charge-offs were $70,000 and $225,000 for the six months ended June 30, 2007 and 2006, respectively. The increased provision in 2007 reflects the overall growth of the loan portfolio as well as the identification of losses inherent in nonperforming loans. Credit quality has improved since December 31, 2006, but the identification of several troubled loans during the second quarter of 2007 increased the nonperforming assets to total assets ratio from 0.09% to 0.24% at June 30, 2007. Annualized net charge-offs to total loans was 0.02% at June 30, 2007.

Noninterest income for the six months ended June 30, 2007 totaled $6.9 million, a decrease of 1.7% when compared to $7.0 million for the same period in 2006. The decline is primarily attributable to a decrease in insurance agency commissions relating to contingency income received, which varies from year to year depending on a number of factors outside of the control of the Company. The Company received an unusually large amount of contingency income in 2006. During the first half of 2007, service charge income declined $52,000, insurance agency commissions, which includes contingency income, declined $391,000 and other noninterest income increased $326,000 when compared to the same six-month period in 2006. The increase in other noninterest income is primarily attributable to trust and investment management fee increases of approximately $144,000 due to growth in assets under management and increased commission income from mortgages originated for sale on the secondary market of $309,000.

Noninterest expense for the six months ended June 30, 2007 increased $1.5 million or 10.6% when compared to the same period in 2006. The increase is primarily attributable to the increased cost of operating two additional bank branches, increased commission expense related to the increased income from the trust and advisory services and secondary market mortgage programs, as well as additional cost associated with segregating the CEO positions at Shore Bancshares and The Talbot Bank of Easton, Maryland, and hiring a new CEO for The Talbot Bank in the third quarter of 2006. The Company also incurred additional operating expense in conjunction with the search to fill the CEO position at The Centreville National Bank, following the retirement of the previous CEO on December 31, 2006.

Shore Bancshares Information
Shore Bancshares, Inc. is a financial holding company headquartered in Easton, Maryland and is the largest independent bank holding company located on Maryland’s Eastern Shore. It is the parent company of three banks, The Talbot Bank of Easton, Maryland, The Centreville National Bank of Maryland, and The Felton Bank; two insurance producer firms, The Avon-Dixon Agency, LLC and Elliott Wilson Insurance, LLC; an insurance premium finance company, Mubell Finance, LLC; and a registered investment adviser firm, Wye Financial Services, LLC.

Forward-Looking Statements
This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not represent historical facts, but statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objections. Forward-looking statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the Risk Factors contained in the periodic reports that Shore Bancshares, Inc. files with the Securities and Exchange Commission.

For further information contact: W. Moorhead Vermilye, President and CEO

Financial Highlights
(Dollars in thousands, except per share data)	Three Months Ended			Six Months Ended
		June 30,			June 30,
	2007	2006	% Change	2007	2006	% Change
PROFITABILITY FOR THE PERIOD:
Net interest income	$10,242	$9,909	3.4%	$20,147	$19,323	4.3%
Provision for loan and lease losses	413	240	72.1%	655	551	18.9%
Noninterest income	3,261	3,319	-1.7%	6,909	7,025	-1.7%
Noninterest expense	7,747	7,047	9.9%	15,638	14,138	10.6%
Income before income taxes	5,343	5,941	-10.1%	10,763	11,659	-7.7%
Income taxes	1,987	2,190	-9.3%	4,004	4,357	-8.1%
Net income	3,356	3,751	-10.5%	6,759	7,302	-7.4%
Return on average assets	1.43%	1.75%	-18.3%	1.43%	1.70%	-16.0%
Return on average equity	11.69%	14.57%	-19.8%	11.89%	13.93%	-14.7%
Net interest margin	4.66%	5.00%	-6.8%	4.56%	4.90%	-6.9%
Efficiency ratio - GAAP based	57.37%	53.27%	7.7%	57.80%	53.66%	7.7%

PER SHARE DATA:
Basic net income	$0.40	$0.45	-11.1%	$0.81	$0.87	-6.9%
Diluted net income	$0.40	$0.45	-11.1%	$0.81	$0.87	-6.9%
Dividends declared	$0.16	$0.15	6.7%	$0.32	$0.29	10.3%
Book Value	$13.72	$12.69	8.0%	$13.72	$12.69	8.0%
Tangible book value	$12.12	$11.06	9.6%	$12.12	$11.06	9.6%
Average fully diluted shares	8,393,302	8,393,253	0.0%	8,394,797	8,389,552	0.1%

AT PERIOD-END:
Assets	$940,763	$887,585	6.0%	$940,763	$887,585	6.0%
Deposits	$764,728	$715,562	6.9%	$764,728	$715,562	6.9%
Loans and leases	$731,210	$675,772	8.2%	$731,210	$675,772	8.2%
Securities	$126,305	$117,799	7.2%	$126,305	$117,799	7.2%
Stockholders' equity	$114,930	$106,231	8.2%	$114,930	$106,231	8.2%

CAPITAL AND CREDIT QUALITY RATIOS:
Average equity to average assets	12.21%	11.98%		12.04%	12.22%
Allowance for loan and lease losses to loans and leases	0.94%	0.82%		0.94%	0.82%
Nonperforming assets to total assets	0.24%	0.09%		0.24%	0.09%
Annualized net (charge-offs) recoveries to average loan and leases	0.02%	0.06%		0.02%	0.07%

Consolidated Balance Sheets
(Dollars in thousands, except per share data)

	June 30,	June 30,	December 31,
	2007	2006	2006
ASSETS
Cash and due from banks	$16,743	$16,061	$26,511
Federal funds sold	15,226	29,385	19,622
Interest-bearing deposits with banks	15,553	12,543	33,540
Investments available-for-sale (at fair value)	112,353	103,440	116,275
Investments held-to-maturity	13,952	14,359	13,971

Total loans and leases	731,210	675,772	699,719
Less: allowance for loan and lease losses	(6,884)	(5,562)	(6,300)
Net loans and leases	724,326	670,210	693,419

Premises and equipment, net	15,965	15,946	15,974
Accrued interest receivable	5,065	4,270	4,892
Goodwill	11,939	11,939	11,939
Other intangible assets, net	1,421	1,737	1,569
Other assets	8,220	7,695	7,937

Total assets	$940,763	$887,585	$945,649

LIABILITIES
Noninterest-bearing deposits	110,305	112,659	109,962
Interest-bearing deposits	654,423	602,903	664,220

Total deposits	764,728	715,562	774,182

Short-term borrowings	27,560	35,426	26,524
Other long-term borrowings	27,000	25,000	27,000
Accrued interest payable and other liabilities	6,545	5,366	6,616

Total liabilities	825,833	781,354	834,322

STOCKHOLDER'S EQUITY

Common stock	84	84	84
Additional paid in capital	29,487	29,423	29,688
Retained earnings	86,356	78,540	82,279
Accumulated other comprehensive income	(997)	(1,816)	(724)
Total stockholder's equity	114,930	106,231	111,327

Total liabilities and stockholder's equity	$940,763	$887,585	$945,649

Consolidated Statements of Income
(Dollars in thousands, except per share data)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Interest Income:
Interest and fees on loans and leases	$14,210	$12,481	$27,834	$23,936
Interest on deposits with banks	329	71	667	242
Interest and dividends on securities:	0
Taxable	1,291	1,045	2,575	2,065
Exempt from federal income taxes	135	135	259	278
Interest on federal funds sold	290	211	810	487
Total interest income	16,255	13,943	32,145	27,008

Interest expense:
Interest on deposits	5,402	3,642	10,770	6,960
Interest on short-term borrowings	248	238	494	502
Interest on long-term borrowings	363	154	734	223

Total interest expense	6,013	4,034	11,998	7,685
Net interest income	10,242	9,909	20,147	19,323
Provision for loan and lease losses	413	240	655	551
Net interest income after provision for loan and lease losses	9,829	9,669	19,492	18,772

Noninterest income:
Securities gains (losses)	1	0	1	0
Service charges on deposit accounts	782	779	1,471	1,523
Insurance agency commissions	1,562	1,661	3,601	3,992
Other income	916	879	1,836	1,510
Total noninterest income	3,261	3,319	6,909	7,025
Noninterest expenses:
Salaries and employee benefits	4,715	4,395	9,648	8,863
Occupancy expense of premises	474	390	984	799
Equipment expenses	348	318	670	641
Data processing	467	395	899	772
Directors' fees	128	122	291	299
Amortization of intangible assets	64	84	147	168
Other expenses	1,551	1,343	2,999	2,596
Total noninterest expense	7,747	7,047	15,638	14,138

Income before income taxes	5,343	5,941	10,763	11,659
Income tax expense	1,987	2,190	4,004	4,357

Net income	$3,356	$3,751	$6,759	$7,302

Basic net income per share	$0.40	$0.45	$0.81	$0.87
Diluted net income per share	$0.40	$0.45	$0.81	$0.87
Dividends declared per share	$0.16	$0.15	$0.32	$0.29